Exhibit 16.1

MONEY MARKET OBLIGATIONS TRUST

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Money Market Obligations Trust (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 8, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED,	that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated Liberty U.S. Government Money Market Trust, a portfolio of the Trust, into Federated Government Reserves Fund, a portfolio of the Trust.

WITNESS the due execution hereof this 14th day of May, 2015.

/s/ John F. Donahue John. F. Donahue	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.

/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Thomas M. O’Neill Thomas M. O’Neill

/s/ John T. Collins John. T. Collins	/s/ P. Jerome Richey P. Jerome Richey

/s/ Maureen Lally-Green Maureen Lally-Green	/s/ John S. Walsh John S. Walsh

/s/ Peter E. Madden Peter E. Madden